Filed Pursuant to Rule 424(b)(2)
File No. 333-159738

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated May 4, 2011

PRICING SUPPLEMENT No. 86 dated May     , 2011

(To Product Supplement No. 11 dated December 1, 2010,

Prospectus Supplement dated April 23, 2010

and Prospectus dated June 4, 2009)

Wells Fargo & Company Medium-Term Notes, Series K Commodity Linked Securities Upside Participation And Fixed Percentage Buffered Downside

Enhanced Growth Securities Notes Linked to a Commodity Basket due August , 2012

■  Linked to a commodity basket comprised of crude oil (20%), platinum (20%), copper (20%), corn (20%) and cotton (20%)

■   200% participation in the upside performance of the basket, subject to a capped value of 116% to 121% of the original offering price per note

■   Protection against a decline in the basket as long as the ending level has not declined by more than 10% from the starting level

■  1-to-1 downside exposure to decreases in the value of the basket in excess of 10%

■   Term of approximately 14 months

■   No periodic interest payments

■   May receive less, and possibly 90% less, than the original offering price

Investing in the notes involves risks. See “Risk Factors” on page PRS-7.

The notes are unsecured obligations of Wells Fargo and all payments on the notes are subject to the credit risk of Wells Fargo. The notes are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Note	100.00%	1.50%	98.50%
Total

(1)

In addition to the agent discount, the original offering price specified above includes structuring and development costs and offering expenses. If the notes were priced today, the agent discount and structuring and development costs would total approximately $27.50 per $1,000 note. The actual agent discount and structuring and development costs will be set forth in the final pricing supplement when the final terms of the notes are determined. In no event will the agent discount and structuring and development costs exceed $40.00 per $1,000 note. See “Plan of Distribution” in the accompanying prospectus supplement for further information including information regarding how we may hedge our obligations under the notes.

Wells Fargo Securities

Enhanced Growth Securities Notes Linked to a Commodity Basket due August , 2012

Investment Description

The Notes Linked to a Commodity Basket due August     , 2012 are senior unsecured debt securities of Wells Fargo & Company that provide (i) the possibility of a leveraged return if the value of the basket of individual commodities (the “Basket”) increases from its starting level to its ending level, provided that the amount received will not be more than the capped value of 116% to 121% of the original offering price per note, (ii) return of principal if, and only if, the ending level of the Basket does not decline by more than 10% from the starting level and (iii) exposure to decreases in the value of the Basket if and to the extent the ending level declines by more than 10% from the starting level, in each case subject to the credit risk of Wells Fargo. The Basket is comprised of the following basket components, with each basket component having the weighting noted parenthetically: crude oil (20%); platinum (20%); copper (20%); corn (20%); and cotton (20%). If the ending level declines by more than 10% from the starting level, you will receive less, and possibly 90% less, than the original offering price of your notes.

You should read this pricing supplement together with the accompanying product supplement no. 11 dated December 1, 2010, prospectus supplement dated April 23, 2010 and prospectus dated June 4, 2009 for additional information about the notes. Information included in this pricing supplement supersedes information in the accompanying product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the accompanying product supplement.

Investor Considerations

We have designed the notes for investors who:

¡

seek exposure to the upside performance of the Basket, which is comprised of five equally-weighted basket components, and desire to possibly enhance any increase in the Basket, in each case subject to the capped value, and protect against a decline of up to 10% in the Basket by:

☐	participating 200% in any increase in the ending level over the starting level, subject to the capped value of 116% to 121% of the original offering price per note; and

☐	protecting against any decline in the Basket, as long as the ending level has not declined by more than 10% from the starting level;

¡	understand that if any decline in the ending level is more than 10% of the starting level, they will receive less, and possibly 90% less, than the original offering price of the notes;

¡	do not seek current income; and

¡	are willing to hold the notes until maturity.

The notes are not designed for, and may not be a suitable investment for, investors who:

¡	seek a liquid investment or are unable or unwilling to hold the notes to maturity;

¡	expect the value of the Basket to decrease more than 10% from its starting level;

¡	seek full exposure to the upside performance of the Basket;

¡	seek full return of the original offering price of the notes at stated maturity;

•	seek current income;

•	are unwilling to accept the risk of exposure to the five commodities in the Basket;

¡	seek exposure to the Basket but are unwilling to accept the risk/return trade-offs inherent in the payment at stated maturity for the notes;

¡	are unwilling to accept the credit risk of Wells Fargo to obtain exposure to the Basket generally, or to the exposure to the Basket that the notes provide specifically; and

¡	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

PRS-2

Enhanced Growth Securities Notes Linked to a Commodity Basket due August , 2012

Terms of the Notes

Market Measure:	A basket (the “Basket”) comprised of the following basket components, with the return of each basket component having the weighting noted parenthetically: crude oil (20%); platinum (20%); copper (20%); corn (20%); and cotton (20%).

Pricing Date:	, 2011

Issue Date:	June , 2011

The “redemption amount” per note will equal: • If the ending level is greater than the starting level: the original offering price per note plus:

	original offering price per note x	ending level – starting level	x participation rate	;
starting level
Redemption Amount:

provided that the redemption amount will not be greater than the capped value of 116% to 121% of the original offering price per note; or

• If the ending level is less than or equal to the starting level, but greater than or equal to the threshold level: the original offering price per note; or

• If the ending level is less than the threshold level: the original offering price per note minus:

	original offering price per note	x	threshold level – ending level
starting level

If the ending level is less than the threshold level, you will receive less, and possibly 90% less, than the original offering price of your notes.

Stated Maturity Date:	August , 2012, subject to postponement if a market disruption event occurs or is continuing.

Starting Level:	The “starting level” is 100.

Ending Level:	The “ending level” will be calculated based on the weighted returns of the basket components and will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 20% of the component return of crude oil; (B) 20% of the component return of platinum; (C) 20% of the component return of copper; (D) 20% of the component return of corn; and (E) 20% of the component return of cotton.

PRS-3

Enhanced Growth Securities Notes Linked to a Commodity Basket due August , 2012

Terms of the Notes (Continued)

Component Return:

The “component return” of a basket component will be equal to:

final component price – initial component price

initial component price

where,

•   the “initial component price” will be the settlement price of such basket component on the pricing date; provided, however, that if a market disruption event occurs or is continuing with respect to a basket component on the pricing date, the calculation agent will determine the initial component price of such basket component by reference to the settlement price of such basket component on the next trading day on which a market disruption event has not occurred or is not continuing for such basket component; provided, further, that if a market disruption event occurs or is continuing with respect to a basket component on each of the five trading days following the pricing date, then the calculation agent will determine the initial component price of such basket component subject to a market disruption event based upon its good faith estimate of the settlement price of such basket component on that fifth trading day; and

•   the “final component price” will be the settlement price of such basket component on the calculation day.

Settlement Price:

The “settlement price” of a basket component on any day will be:

(i)     in the case of crude oil, the official settlement price per barrel of the first nearby month futures contract for West Texas Intermediate light sweet crude oil, expressed in U.S. dollars per barrel, traded on the New York Merchantile Exchange (“NYMEX”) on that day (the “NYMEX crude oil price”) as made public by the NYMEX;

(ii)    in the case of platinum, the official afternoon fixing price per troy ounce gross of platinum for delivery in Zurich through a member of the London Platinum and Palladium Market (the “LPPM”) authorized to effect such delivery, expressed in U.S. dollars per troy ounce gross, as calculated and published by the LPPM on that day (the “LPPM platinum price”);

(iii)  in the case of copper, the official cash offer price per tonne of copper Grade A on the London Metal Exchange (the “LME”) for the spot market, expressed in U.S. dollars per tonne, traded on the LME on that day (the “LME copper Grade A price”) as made public by the LME;

(iv)   in the case of corn, the official settlement price per bushel of deliverable-grade corn of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), expressed in U.S. cents per bushel, traded on the Chicago Board of Trade (the “CBOT”) on that day (the “CBOT corn price”) as made public by the CBOT; and

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Enhanced Growth Securities Notes Linked to a Commodity Basket due August , 2012

Terms of the Notes (Continued)

(v)    in the case of cotton, the official settlement price per pound of deliverable-grade cotton No. 2 on the ICE Futures U.S. (the “ICE”) of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), expressed in U.S. cents per pound, on that day (the “ICE cotton price”) as made public by the ICE.

The term “first nearby month futures contract” for a commodity on any day refers to the futures contract for that commodity with the last trading day closest to such day and the term “second nearby month futures contract” for a commodity refers to the futures contract for that commodity with the last trading day immediately after the last trading day of the first nearby month futures contract for that commodity.

Threshold Level:	The “threshold level” will be equal to 90% of the starting level.

Participation Rate:	200%

Capped Value:

The “capped value” will be determined on the pricing date and will be within the range of 116% to 121% of the original offering price per note ($1,160 to $1,210 per $1,000 note). References in this pricing supplement to a “$1,000 note” are to a note with an original offering price of $1,000.

Calculation Day:	July 31, 2012 or, if such day is not a trading day, the next succeeding trading day. The calculation day is subject to postponement due to the occurrence of a market disruption event.

Market Disruption Events:

A “market disruption event” means any of the following events as determined by the calculation agent in its sole discretion:

(i)     with respect to crude oil: (A) a material limitation or suspension of trading in the first nearby month futures contract for WTI light sweet crude oil traded on NYMEX; or (B) the failure of NYMEX to announce the NYMEX crude oil price;

(ii)    with respect to platinum: (A) a material limitation or suspension of trading in platinum by the LPPM; or (B) the failure of the LPPM to announce the LPPM platinum price;

(iii)  with respect to copper: (A) a material limitation or suspension of trading in copper Grade A on the LME; or (B) the failure of the LME to announce the LME copper Grade A price;

(iv)   with respect to corn: (A) a material limitation or suspension of trading in the applicable futures contract for deliverable-grade corn; or (B) the failure of CBOT to announce the CBOT corn price; and

(v)    with respect to cotton: (A) a material limitation or suspension of trading in the applicable futures contract for deliverable-grade cotton; or (B) the failure of the ICE to announce the ICE cotton price.

For purposes of determining whether a market disruption event has occurred or is continuing with respect to a basket component, a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant trading facility.

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Enhanced Growth Securities Notes Linked to a Commodity Basket due August , 2012

Terms of the Notes (Continued)

Trading Day:	A “trading day” means (i) with respect to crude oil, any day the NYMEX is open for trading, (ii) with respect to platinum, any day the LPPM is open for trading, (iii) with respect to copper, any day the LME is open for trading, (iv) with respect to corn, any day the CBOT is open for trading, and (v) with respect to cotton, any day the ICE is open for trading.

Calculation Agent:	Wells Fargo Securities, LLC

Tax Consequences:

The United States federal income tax consequences of your investment in the notes are uncertain. The discussion below supplements the discussion under “United States Federal Income Tax Considerations” in the accompanying product supplement and is subject to the limitations and exceptions set forth therein.

The terms of the notes require you and Wells Fargo (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to characterize and treat a note as a pre-paid derivative contract with respect to the Basket. If the notes are so characterized and treated (and such characterization and treatment is respected by the Internal Revenue Service (the “IRS”)) you should generally recognize capital gain or loss upon the sale, exchange or maturity of your notes in an amount equal to the difference between the amount you receive at such time and the price you paid for them. Such gain or loss should generally be long-term capital gain or loss if you held your notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to characterize and treat your notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could alternatively be treated for tax purposes in the manner described under “United States Federal Income Tax Considerations—Alternative Treatments” on page PS-19 of the accompanying product supplement.

The IRS has released a notice that may affect the taxation of holders of the notes. According to the notice, the IRS and the Treasury Department are actively considering whether the holder of an instrument such as the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, if issued, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended, should be applied to such instruments. You are urged to consult your tax advisors concerning the significance, and the potential impact, of the above considerations.

You are urged to read the more detailed discussion in “United States Federal Income Tax Considerations” on page PS-18 of the accompanying product supplement and to consult your own tax advisor.

Agent:	Wells Fargo Securities, LLC. The agent may resell the notes to other securities dealers at the original offering price of the notes less a concession not in excess of 1.50% of the original offering price of the notes. Such securities dealers may include Wells Fargo Advisors, LLC, one of our affiliates.

Denominations:	$1,000 and any integral multiple of $1,000.

CUSIP:	94986RDS7

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Enhanced Growth Securities Notes Linked to a Commodity Basket due August , 2012

Risk Factors

If The Ending Level Is Less Than The Threshold Level, You Will Receive Less, And Possibly 90% Less, Than The Original Offering Price Of Your Notes.

If the ending level is less than the threshold level, the redemption amount that you receive at stated maturity will be reduced by an amount equal to the decline in the level of the Basket in excess of the threshold level (expressed as a percentage of the starting level). The threshold level is 90% of the starting level. As a result, you may receive less, and possibly 90% less, than the original offering price per note even if the value of the Basket is greater than or equal to the starting level or the threshold level at certain times during the term of the notes.

There Are Risks Associated With Each Of The Basket Components.

Crude Oil.

Oil prices fluctuate widely. They are affected by numerous factors in addition to economic activity. These include weather, political events, discoveries of new reserves, labor activity, and, especially, direct government intervention such as embargos, and supply disruptions in major producing or consuming regions such as the Middle East, the United States, Latin America, China and Russia. Such events tend to affect oil prices worldwide, regardless of the location of the event. The outcome of meetings of the Organization of Petroleum Exporting Countries (OPEC) can particularly affect world oil supply and oil prices. Oil prices could also be affected by any decision by OPEC to quote oil prices in a currency other than U.S. dollars (such as Euros), which could decrease liquidity in the first nearby month futures contract, and thereby affect the value of such futures contract. Market expectations about these events and speculative activity may also cause prices to fluctuate.

While short term demand/supply responsiveness to oil price changes can be limited due to short term constraints or stockpiling, generally oil demand and supply adjust to oil prices over time. Oil prices are also affected by factors such as interest rates, money supply, global economic trends, supply disruptions, geopolitical events, speculation, and the policies of foreign and domestic governments and institutions such as OPEC. All of these factors could adversely affect the settlement price of crude oil.

Furthermore, a significant proportion of world oil production capacity is controlled by a small number of producers, and such producers have in the past implemented curtailments of output and trade. Such efforts at supply curtailment (or the cessation thereof) could affect the settlement price of crude oil. Oil’s major end-use as a refined product is as a transport fuel, industrial fuel and in-home heating fuel. Potential for substitution exists in most areas, although considerations including relative cost often limit substitution levels. However, the development of a substitute product or transport fuel could adversely affect the settlement price of crude oil.

The supply of and demand for oil influence the price of oil in the medium-to-longer term. In the event of sudden disruptions in the supplies of oil, such as those caused by war, accidents, weather or acts of terrorism, prices of oil futures contracts and, consequently, the settlement price of crude oil, could become extremely volatile and unpredictable. Also, sudden and dramatic declines in futures contract prices may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the discovery of significant additional sources or reserves of oil, the introduction of new or previously withheld supplies into the market (e.g., oil from Iraq) or the introduction of substitute products or commodities. Any such declines could have a significant adverse effect on the settlement price of crude oil. In addition, the price of oil has on occasion been subject to very rapid and significant short-term changes due to speculative activities. Such volatility could lead some investors in oil futures contracts to withdraw from the applicable futures markets, which could adversely affect the liquidity of such markets and could adversely affect the settlement price of crude oil.

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Enhanced Growth Securities Notes Linked to a Commodity Basket due August , 2012

Risk Factors (Continued)

Platinum.

The price of platinum is primarily responsive to global supply and demand. However, since the platinum supply is very limited, any disruptions in platinum supply tend to have an exaggerated effect on the price of platinum. Key factors that may influence prices are the policies in or political stability of the most important producing countries, Russia and South Africa, the size and availability of Russian platinum stockpiles, and the economic situation of the main consuming countries. Platinum is used in a variety of industries, in particular the automotive industry. The automotive industry, which uses platinum in catalytic converters, accounts for approximately 80% of the industrial use of platinum, and continued decline in the global automotive industry may impact the price of platinum. Platinum is also used in the chemical industry, the electronics industry and the dental industry. The primary non-industrial use of platinum is jewelry, which accounts for approximately 40% of the overall demand for platinum.

The final component price of platinum will be determined by reference to the price reported by the LPPM. The LPPM is a self-regulatory association of bullion market participants that is not a regulated entity. If the LPPM should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the LPPM price fixings for the value of platinum may be adversely affected. The LPPM is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LPPM trading. For example, there are no daily price limits on the LPPM, which would otherwise restrict fluctuations in the price of LPPM contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. The price of platinum may be, and has recently been volatile, and we can give no assurance that the volatility will lessen.

Copper.

The price of copper is primarily affected by the global demand for and supply of copper, but is also influenced by speculative actions and by currency exchange rates. Demand for copper is significantly influenced by the level of global industrial economic activity. Industrial sectors which are particularly important include the electrical and construction sectors. In recent years demand has been supported by strong consumption from newly industrializing countries, which continue to be in a copper-intensive period of economic growth as they develop their infrastructure. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for copper and their availability and price also affects the demand for copper.

Apart from the United States, Canada and Australia, the majority of copper concentrate supply (the raw material) comes from countries that have experienced political instability and upheaval and, as a result, copper supply has been affected by strikes, financial problems and terrorist activity in recent years. The supply of copper is also affected by current and previous price levels, which influence investment decisions in new smelters.

The settlement price for copper will be derived from principals’ markets which operate in a manner more closely analogous to the over-the-counter physical commodity markets than the futures markets, and certain features of U.S. futures markets are not present in the context of trading on such principals’ markets. For example, there are no daily price limits, which would otherwise restrict the extent of daily fluctuations in the prices of such commodities in such markets. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

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Enhanced Growth Securities Notes Linked to a Commodity Basket due August , 2012

Risk Factors (Continued)

In addition, depending on the underlying commodity, contracts traded on the LME call for daily delivery from one day to three months following the date of the applicable contract and for monthly delivery from the seventh month following the date of the applicable contract up to 63 months following the date of the applicable contract. This is in contrast to contracts traded on future exchanges, which call for delivery in stated delivery months. As a result, there may be greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices for LME contracts for certain delivery dates. If such aberrations occur with respect to the LME official cash seller and settlement price for copper Grade A, the settlement price of copper could be adversely affected.

Corn.

Corn prices are primarily affected by weather and crop growing conditions generally and the global demand for and supply of corn, but are also influenced by speculative actions and by currency exchange rates. The demand for corn is in part linked to the development of industrial and energy uses for corn. This includes the use of corn in the production of ethanol. The demand for corn is also affected by the demand from the pork, beef and poultry sectors, which use corn for feed. Adverse events in those industries will lessen the demand for corn. For example, if avian flu were to have a negative effect on world poultry markets, the demand for corn might decrease. In addition, prices for corn are affected by governmental and intergovernmental programs and policies regarding trade, agriculture and energy, specifically and fiscal and monetary issues, more generally. Extrinsic factors such as natural disasters, pestilence, scientific developments, wars and political and civil upheavals also affect corn prices. The United States, Brazil and China are the three biggest suppliers of corn crops.

Cotton.

Cotton prices are primarily affected by the global demand for and supply of cotton, but are also influenced by speculative actions and by currency exchange rates. In addition, the price of cotton is affected by governmental programs and policies regarding agriculture, including cotton, specifically, and trade, fiscal and monetary issues, more generally. Extrinsic factors also affect cotton prices such as weather, crop yields, natural disasters, technological developments, wars and political and civil upheavals. Demand for cotton has generally increased with worldwide growth and prosperity.

The additional risks set forth below are discussed more fully in the accompanying product supplement.

•	Your Investment May Result In A Loss.

•	Your Yield May Be Lower Than The Yield On Other Debt Securities Of Comparable Maturity.

•	Your Return Will Be Limited By The Capped Value And May Not Reflect The Return On A Direct Investment In The Market Measure.

•	The Notes Are Subject To The Credit Risk Of Wells Fargo.

•	No Periodic Interest Will Be Paid On The Notes.

•

The Inclusion Of The Agent Discount Or Commission And Structuring And Development Costs In The Original Offering Price Of The Notes And Certain Hedging Costs Are Likely To Adversely Affect The Price At Which You Can Sell Your Notes.

•	The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

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Enhanced Growth Securities Notes Linked to a Commodity Basket due August , 2012

Risk Factors (Continued)
•	We Do Not Expect A Trading Market For The Notes To Develop.

•	The Settlement Price Of A Commodity May Change Unpredictably, Affecting The Value Of Your Notes In Unforeseeable Ways.

•	The Valuation Of A Commodity May Not Be Consistent With Other Measures Of Value For Such Commodity.

•

Suspensions, Or Limitations Or Disruptions Of Market Trading In The Commodity And Related Futures Markets And The Rules Of Trading Facilities In Such Markets May Adversely Affect The Value Of The Notes.

•	Possible Regulatory Changes Could Adversely Affect The Return On And Value Of Your Notes.

•	An Investment In The Notes May Be Subject To Risks Associated With Foreign Commodity Exchanges.

•	The Settlement Price Of A Commodity And The Value Of The Notes May Be Affected By Currency Exchange Fluctuations.

•	Changes In Exchange Methodology Or Changes In Law Or Regulations May Affect The Value Of The Notes Prior To Maturity And The Amount You Receive At Maturity.

•	Your Return On The Notes Could Be Less Than If You Owned A Commodity Included In A Market Measure.

•	Historical Settlement Prices Of A Commodity Should Not Be Taken As An Indication Of The Future Performance Of The Commodity During The Term Of The Notes.

•	You Must Rely On Your Own Evaluation Of The Merits Of An Investment Linked To A Commodity.

•	Holders Of The Notes Will Not Benefit From The Regulatory Protections Of The Commodity Futures Trading Commission Or Any Non-U.S. Regulatory Authority.

•	Changes In The Value Of One Or More Basket Components May Offset Each Other.

•	The Calculation Agent Can Postpone The Stated Maturity Date If A Market Disruption Event Occurs.

•	Potential Conflicts Of Interest Could Arise.

•	Trading And Other Transactions By Us Or Our Affiliates Could Affect The Level Of A Market Measure, Prices Of Commodities Included In A Market Measure Or The Value Of The Notes.

•	Significant Aspects Of The Tax Treatment Of The Notes Are Uncertain.

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Enhanced Growth Securities Notes Linked to a Commodity Basket due August , 2012

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per $1,000 note (the redemption amount) calculated as follows:

Hypothetical Payout Profile

The following profile is based on a hypothetical capped value of 118.5% or $1,185 per $1,000 note (the midpoint of the specified range for the capped value), a participation rate of 200% and a threshold level equal to 90% of the starting level. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending level, capped value and the term of your investment.

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Enhanced Growth Securities Notes Linked to a Commodity Basket due August , 2012

Hypothetical Payments at Stated Maturity

Set forth below are four examples of payment at stated maturity calculations (rounded to two decimal places), reflecting a hypothetical capped value of 118.5% or $1,185 per $1,000 note (the midpoint of the specified range for the capped value) and assuming component returns as indicated in the examples.

Example 1. Redemption amount is greater than the original offering price:

	Crude Oil	Platinum	Copper	Corn	Cotton
Initial Component Price	112.86	1835.00	9370.50	729.25	152.02
Final Component Price	118.74	1986.57	10384.39	782.05	157.22
Component Return	5.21%	8.26%	10.82%	7.24%	3.42%

Based on the component returns set forth above, the ending level would equal:

100 x [1 + (20% x 5.21%) + (20% x 8.26%) + (20% x 10.82%) + (20% x 7.24%) + (20% x 3.42%)] = 106.99

Since the ending level is greater than the starting level, the redemption amount would equal:

$1,000 +	$1,000	x	106.99 – 100	x 200%	= $	1,139.80
100

On the stated maturity date you would receive $1,139.80 per $1,000 note.

Example 2. Redemption amount is equal to the capped value:

	Crude Oil	Platinum	Copper	Corn	Cotton
Initial Component Price	112.86	1835.00	9370.50	729.25	152.02
Final Component Price	124.43	2059.97	10866.97	838.42	179.76
Component Return	10.25%	12.26%	15.97%	14.97%	18.25%

Based on the component returns set forth above, the ending level would equal:

100 x [1 + (20% x 10.25%) + (20% x 12.26%) + (20% x 15.97%) + (20% x 14.97%) + (20% x 18.25%)] = 114.34

The redemption amount would be equal to the capped value since the capped value is less than:

$1,000 +	$1,000	x	114.34 – 100	x 200%	= $	1,286.80
100

On the stated maturity date you would receive $1,185.00 per $1,000 note.

In addition to limiting your return on the notes, the capped value limits the positive effect of the participation rate. If the ending level is greater than the starting level, you will participate in the performance of the Basket at a rate of 200% up to a certain point. However, the effect of the participation rate will be progressively reduced for ending levels that are greater than 109.25% of the starting level (assuming a capped value of 118.5% or $1,185 per $1,000 note, the midpoint of the specified ranger for the capped value) since your return on the notes for any ending level greater than 109.25% of the starting level will be limited to the capped value.

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Enhanced Growth Securities Notes Linked to a Commodity Basket due August , 2012

Hypothetical Payments at Stated Maturity (Continued)

Example 3. Redemption amount is equal to the original offering price:

	Crude Oil	Platinum	Copper	Corn	Cotton
Initial Component Price	112.86	1835.00	9370.50	729.25	152.02
Final Component Price	122.64	1719.95	8410.96	675.07	139.49
Component Return	8.67%	-6.27%	-10.24%	-7.43%	-8.24%

Based on the component returns set forth above, the ending level would equal:

100 x [1 + (20% x 8.67%) + (20% x -6.27%) + (20% x -10.24%) + (20% x -7.43%) + (20% x -8.24%)] = 95.30

Since the ending level is less than the starting level, but not by more than 10%, you would not lose any of the original offering price of your notes.

On the stated maturity date you would receive $1,000 per $1,000 note.

Example 4. Redemption amount is less than the original offering price:

	Crude Oil	Platinum	Copper	Corn	Cotton
Initial Component Price	112.86	1835.00	9370.50	729.25	152.02
Final Component Price	82.46	1271.84	6252.93	541.32	117.91
Component Return	-26.94%	-30.69%	-33.27%	-25.77%	-22.44%

Based on the component returns set forth above, the ending level would equal:

100 x [1 + (20% x -26.94%) + (20% x -30.69%) + (20% x -33.27%) + (20% x -25.77%) + (20% x -22.44%)] = 72.18

Since the ending level is less than the starting level by more than 10%, you would lose a portion of the original offering price of your notes and receive the redemption amount equal to:

$1,000 –	$1,000	x	90 – 72.18	= $	821.80
100

On the stated maturity date you would receive $821.80 per $1,000 note.

To the extent that the component returns, the ending level and the actual capped value differ from the values assumed above, the results indicated above would be different.

PRS-13

Enhanced Growth Securities Notes Linked to a Commodity Basket due August , 2012

Hypothetical Returns

The following table illustrates, for a hypothetical capped value of 118.5% or $1,185 per $1,000 note (the midpoint of the specified range of the capped value) and a range of hypothetical ending levels of the Basket:

•	the hypothetical percentage change from the starting level to the hypothetical ending level;

•	the hypothetical redemption amount payable at stated maturity per $1,000 note;

•	the hypothetical total pre-tax rate of return; and

•	the hypothetical pre-tax annualized rate of return.

Hypothetical ending level	Hypothetical percentage change from the starting level to the hypothetical ending level	Hypothetical redemption amount payable at stated maturity per $1,000 note	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
150.00	50.00%	$1,185.00	18.50%	15.01%
140.00	40.00%	$1,185.00	18.50%	15.01%
130.00	30.00%	$1,185.00	18.50%	15.01%
120.00	20.00%	$1,185.00	18.50%	15.01%
109.25	9.25%	$1,185.00	18.50%	15.01%
105.00	5.00%	$1,100.00	10.00%	8.30%
100.00(2)	0.00%	$1,000.00	0.00%	0.00%
95.00	-5.00%	$1,000.00	0.00%	0.00%
90.00	-10.00%	$1,000.00	0.00%	0.00%
89.00	-11.00%	$ 990.00	-1.00%	-0.86%
80.00	-20.00%	$ 900.00	-10.00%	-8.79%
70.00	-30.00%	$ 800.00	-20.00%	-18.15%
60.00	-40.00%	$ 700.00	-30.00%	-28.22%
50.00	-50.00%	$ 600.00	-40.00%	-39.15%

(1)	The annualized rates of return are calculated on a semi-annual bond equivalent basis.
(2)	The starting level.

The above figures are for purposes of illustration only. The actual amount you receive at stated maturity and the resulting pre-tax rates of return will depend on the actual ending level and the actual capped value.

PRS-14

Enhanced Growth Securities Notes Linked to a Commodity Basket due August , 2012

The Basket

The Basket will represent a weighted portfolio of the following five basket components, with the return of each basket component having the weighting noted parenthetically: crude oil (20%); platinum (20%); copper (20%); corn (20%); and cotton (20%). The value of the Basket will increase or decrease depending upon the performance of the basket components. For more information regarding the basket components, see “Crude Oil,” “Platinum,” “Copper,” “Corn” and “Cotton.” The Basket does not reflect the performance of all commodities markets.

The following graph sets forth the hypothetical historical daily levels of the Basket for the period from January 1, 2001 to April 28, 2011, assuming that the Basket was constructed on January 1, 2001 with a starting level of 100 and that each of the basket components had the applicable weighting as of such day. We obtained the settlement prices and other information used by us in order to create the graph below from Bloomberg Financial Markets (“Bloomberg”). We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The hypothetical historical basket values, as calculated solely for the purposes of the offering of the notes, fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the value of the Basket during any period shown below is not an indication that the percentage change in the value of the Basket is more likely to be positive or negative during the term of the notes. The hypothetical historical values do not give an indication of future values of the Basket.

PRS-15

Enhanced Growth Securities Notes Linked to a Commodity Basket due August , 2012

Crude Oil

The settlement price for crude oil on any day will be determined by reference to the official settlement price per barrel of the first nearby month futures contract for WTI light sweet crude oil on that day. This futures contract is based on West Texas Intermediate crude oil delivered to Cushing, Oklahoma. Although WTI is refined principally in the United States’ mid-continent region, it forms the basis for pricing other domestic crudes as well as some foreign grades.

The NYMEX, the world’s largest physical commodity futures and options exchange, was founded more than 130 years ago. The NYMEX provides a regulated marketplace where industry participants use futures and options to minimize their price exposure in the physical energy market. The NYMEX conducts trading in its futures contracts through an open-outcry trading floor during the trading day and after hours through an internet-based electronic platform.

We obtained the settlement prices listed below from Bloomberg. We make no representation or the warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The following graph sets forth daily settlement prices of crude oil for the period from January 1, 2001 to April 28, 2011. The settlement price on April 28, 2011 was $112.86.

PRS-16

Enhanced Growth Securities Notes Linked to a Commodity Basket due August , 2012

Crude Oil (Continued)

The following table sets forth the high and low settlement prices, as well as end-of-period settlement prices, of crude oil for each quarter in the period from January 1, 2001 through March 31, 2011 and for the period from April 1, 2011 to April 28, 2011.

	High	Low	Last
2001
First Quarter	$32.19	$25.96	$26.29
Second Quarter	$29.98	$25.56	$26.25
Third Quarter	$29.53	$21.81	$23.43
Fourth Quarter	$23.34	$17.45	$19.84
2002
First Quarter	$26.31	$17.97	$26.31
Second Quarter	$29.36	$23.47	$26.86
Third Quarter	$30.77	$26.07	$30.45
Fourth Quarter	$32.72	$25.19	$31.20
2003
First Quarter	$37.83	$26.91	$31.04
Second Quarter	$32.36	$25.24	$30.19
Third Quarter	$32.39	$26.96	$29.20
Fourth Quarter	$33.71	$28.47	$32.52
2004
First Quarter	$38.18	$32.48	$35.76
Second Quarter	$42.33	$34.27	$37.05
Third Quarter	$49.90	$38.39	$49.64
Fourth Quarter	$55.17	$40.71	$43.45
2005
First Quarter	$56.72	$42.12	$55.40
Second Quarter	$60.54	$46.80	$56.50
Third Quarter	$69.81	$56.72	$66.24
Fourth Quarter	$65.47	$56.14	$61.04
2006
First Quarter	$68.35	$57.65	$66.63
Second Quarter	$75.17	$66.23	$73.93
Third Quarter	$77.03	$60.46	$62.91
Fourth Quarter	$63.72	$55.81	$61.05
2007
First Quarter	$66.03	$50.48	$65.87
Second Quarter	$70.68	$61.47	$70.68
Third Quarter	$83.32	$69.26	$81.66
Fourth Quarter	$98.18	$79.02	$95.98
2008
First Quarter	$110.33	$86.99	$101.58
Second Quarter	$140.21	$100.98	$140.00
Third Quarter	$145.29	$91.15	$100.64
Fourth Quarter	$98.53	$33.87	$44.60
2009
First Quarter	$54.34	$33.98	$49.66
Second Quarter	$72.68	$45.88	$69.89
Third Quarter	$74.37	$59.52	$70.61
Fourth Quarter	$81.37	$69.51	$79.36
2010
First Quarter	$83.76	$71.19	$83.76
Second Quarter	$86.84	$68.01	$75.63
Third Quarter	$82.55	$71.63	$79.97
Fourth Quarter	$91.51	$79.49	$91.38
2011
First Quarter	$106.72	$84.32	$106.72
April 1, 2011 to April 28, 2011	$112.86	$106.25	$112.86

PRS-17

Enhanced Growth Securities Notes Linked to a Commodity Basket due August , 2012

Platinum

The settlement price for platinum on any day will be determined by the official afternoon fixing price per troy ounce gross of platinum, expressed in U.S. dollars, for delivery in Zurich through a member of the LPPM authorized to effect such delivery. Twice daily during London trading hours, at 9:45 a.m. and 2:00 p.m., there is a “fixing” which provides reference platinum prices for that day’s trading. Formal participation in the platinum fixing is currently limited to four members of the LPPM. At the start of each fixing, the chairman of the LPPM announces an opening price which is relayed to the members’ dealing rooms. This price is relayed to the members’ customers and, on the basis of orders received, each member declares itself as a buyer or seller. After members have declared their buying and selling interests, they are asked to state the volume of platinum that they wish to trade. If the amounts of buying and selling do not balance, the procedure is repeated, at a higher or lower price, until a balance is achieved. The fixing price is the price at which all of the buying and selling orders declared by members are matched. If all orders cannot be matched at any price, the fixing price will be determined by the chairman, at his discretion, having due regard to prevailing bids and offers. There are no price limits applicable to LPPM contracts and, consequently, prices could decline without limitation over a period of time.

We obtained the settlement prices listed below from Bloomberg. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The following graph sets forth daily settlement prices of platinum for the period from January 1, 2001 to April 28, 2011. The settlement price on April 28, 2011 was $1,835.00.

PRS-18

Enhanced Growth Securities Notes Linked to a Commodity Basket due August , 2012

Platinum (Continued)

The following table sets forth the high and low settlement prices, as well as end-of-period settlement prices, of platinum for each quarter in the period from January 1, 2001 through March 31, 2011 and for the period from April 1, 2011 to April 28, 2011.

	High	Low	Last
2001
First Quarter	$639.50	$563.00	$563.00
Second Quarter	$628.00	$555.00	$558.00
Third Quarter	$560.00	$429.00	$429.00
Fourth Quarter	$480.00	$415.00	$480.00
2002
First Quarter	$524.00	$453.00	$516.00
Second Quarter	$565.00	$519.50	$545.00
Third Quarter	$574.00	$520.00	$563.00
Fourth Quarter	$607.00	$557.00	$598.00
2003
First Quarter	$704.00	$603.00	$642.00
Second Quarter	$685.00	$603.00	$667.00
Third Quarter	$714.00	$665.00	$710.00
Fourth Quarter	$840.00	$710.00	$813.00
2004
First Quarter	$917.00	$815.50	$903.00
Second Quarter	$936.00	$767.00	$793.00
Third Quarter	$885.00	$776.00	$854.00
Fourth Quarter	$884.00	$821.50	$859.00
2005
First Quarter	$883.00	$844.00	$864.00
Second Quarter	$897.00	$853.00	$884.00
Third Quarter	$930.00	$860.00	$929.00
Fourth Quarter	$1,012.00	$914.00	$965.00
2006
First Quarter	$1,084.00	$982.00	$1,076.00
Second Quarter	$1,331.00	$1,070.00	$1,226.00
Third Quarter	$1,268.00	$1,127.00	$1,140.00
Fourth Quarter	$1,355.00	$1,053.00	$1,118.00
2007
First Quarter	$1,248.00	$1,118.00	$1,244.00
Second Quarter	$1,329.00	$1,235.00	$1,273.00
Third Quarter	$1,377.00	$1,240.00	$1,377.00
Fourth Quarter	$1,544.00	$1,353.00	$1,530.00
2008
First Quarter	$2,273.00	$1,531.00	$2,040.00
Second Quarter	$2,182.00	$1,878.00	$2,064.00
Third Quarter	$2,075.00	$1,004.00	$1,004.00
Fourth Quarter	$1,032.00	$763.00	$898.00
2009
First Quarter	$1,152.00	$918.00	$1,124.00
Second Quarter	$1,275.00	$1,076.00	$1,186.00
Third Quarter	$1,339.00	$1,095.00	$1,287.00
Fourth Quarter	$1,494.00	$1,269.00	$1,461.00
2010
First Quarter	$1,645.00	$1,475.00	$1,645.00
Second Quarter	$1,752.00	$1,492.00	$1,532.00
Third Quarter	$1,662.00	$1,494.00	$1,662.00
Fourth Quarter	$1,786.00	$1,636.00	$1,755.00
2011
First Quarter	$1,858.00	$1,697.00	$1,773.00
April 1, 2011 to April 28, 2011	$1,835.00	$1,772.00	$1,835.00

PRS-19

Enhanced Growth Securities Notes Linked to a Commodity Basket due August , 2012

Copper

The settlement price of copper on any day will be determined by reference to the official cash offer price per tonne of copper Grade A on the LME for the spot market, expressed in U.S. dollars per tonne.

The LME was established in 1877 and is the principal base-metal exchange in the world on which contracts for delivery of copper, lead, zinc, tin, aluminum, aluminum alloy and nickel are traded. In contrast to U.S. futures exchanges, the LME operates as a principals’ market for the trading of forward contracts, and is therefore more closely analogous to over-the-counter physical commodity markets than futures markets. There are no price limits applicable to LME prices, and therefore prices can decline without limitation over a period of time.

We obtained the settlement prices listed below from Bloomberg. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The following graph sets forth daily settlement prices of copper for the period from January 1, 2001 to April 28, 2011. The settlement price on April 28, 2011 was $9,730.50.

PRS-20

Enhanced Growth Securities Notes Linked to a Commodity Basket due August , 2012

Copper (Continued)

The following table sets forth the high and low settlement prices, as well as end-of-period settlement prices, of copper for each quarter in the period from January 1, 2001 through March 31, 2011 and for the period from April 1, 2011 to April 28, 2011.

	High	Low	Last
2001
First Quarter	$1,837.00	$1,664.50	$1,666.00
Second Quarter	$1,730.00	$1,550.50	$1,550.50
Third Quarter	$1,573.00	$1,403.00	$1,424.00
Fourth Quarter	$1,540.50	$1,319.00	$1,462.00
2002
First Quarter	$1,650.50	$1,421.00	$1,623.00
Second Quarter	$1,689.50	$1,551.00	$1,654.00
Third Quarter	$1,667.50	$1,434.50	$1,434.50
Fourth Quarter	$1,649.50	$1,429.00	$1,536.00
2003
First Quarter	$1,728.00	$1,544.50	$1,587.50
Second Quarter	$1,711.50	$1,564.00	$1,644.00
Third Quarter	$1,824.50	$1,638.00	$1,794.00
Fourth Quarter	$2,321.00	$1,790.50	$2,321.00
2004
First Quarter	$3,105.50	$2,337.00	$3,067.50
Second Quarter	$3,170.00	$2,554.00	$2,664.50
Third Quarter	$3,140.00	$2,700.00	$3,140.00
Fourth Quarter	$3,287.00	$2,835.00	$3,279.50
2005
First Quarter	$3,424.50	$3,072.00	$3,408.00
Second Quarter	$3,670.00	$3,113.00	$3,597.00
Third Quarter	$3,978.00	$3,444.00	$3,949.00
Fourth Quarter	$4,650.00	$3,905.00	$4,584.50
2006
First Quarter	$5,527.50	$4,537.00	$5,527.50
Second Quarter	$8,788.00	$5,561.00	$7,501.00
Third Quarter	$8,233.00	$7,230.00	$7,601.00
Fourth Quarter	$7,740.00	$6,290.00	$6,290.00
2007
First Quarter	$6,940.00	$5,225.50	$6,940.00
Second Quarter	$8,225.00	$6,916.00	$7,650.00
Third Quarter	$8,210.00	$6,960.00	$8,165.00
Fourth Quarter	$8,301.00	$6,272.50	$6,676.50
2008
First Quarter	$8,881.00	$6,666.00	$8,520.00
Second Quarter	$8,884.50	$7,921.00	$8,775.50
Third Quarter	$8,985.00	$6,419.00	$6,419.00
Fourth Quarter	$6,379.00	$2,770.00	$2,902.00
2009
First Quarter	$4,078.00	$3,050.50	$4,035.00
Second Quarter	$5,266.00	$3,963.50	$5,108.00
Third Quarter	$6,490.50	$4,821.00	$6,136.00
Fourth Quarter	$7,346.00	$5,856.00	$7,346.00
2010
First Quarter	$7,830.00	$6,242.00	$7,830.00
Second Quarter	$7,950.50	$6,091.00	$6,515.00
Third Quarter	$8,053.50	$6,354.00	$8,053.50
Fourth Quarter	$9,739.50	$8,085.50	$9,739.50
2011
First Quarter	$10,148.00	$8,980.00	$9,399.50
April 1, 2011 to April 28, 2011	$9,823.00	$9,251.50	$9,370.50

PRS-21

Enhanced Growth Securities Notes Linked to a Commodity Basket due August , 2012

Corn

The settlement price of corn on any day will be determined by reference to the official settlement price per bushel of deliverable-grade corn of the first nearby month futures contract (or in the case of any trading day after the date of the last trade of the options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), expressed in U.S. cents per bushel traded on the CBOT.

The CBOT, established in 1848, is a futures and futures-options exchange. In its early history, the CBOT traded only agricultural commodities such as corn, wheat, oats and soybeans. Futures contracts at the exchange evolved to include non-storable agricultural commodities and non-agricultural products. South American Soybean futures and Ethanol futures, the exchange’s newest products, were introduced in 2005 in response to shifting trends in the global agricultural economy.

We obtained the settlement prices listed below from Bloomberg. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The following graph sets forth daily settlement prices of corn for the period from January 1, 2001 to April 28, 2011. The settlement price on April 28, 2011 was 729.25¢.

PRS-22

Enhanced Growth Securities Notes Linked to a Commodity Basket due August , 2012

Corn (Continued)

The following table sets forth the high and low settlement prices, as well as end-of-period settlement prices, of corn for each quarter in the period from January 1, 2001 through March 31, 2011 and for the period from April 1, 2011 to April 28, 2011.

	High		Low		Last
2001
First Quarter	230.00	¢	203.25	¢	203.25	¢
Second Quarter	212.25	¢	187.25	¢	197.25	¢
Third Quarter	234.25	¢	199.25	¢	214.50	¢
Fourth Quarter	221.25	¢	202.25	¢	209.00	¢
2002
First Quarter	214.75	¢	202.50	¢	202.50	¢
Second Quarter	233.75	¢	196.00	¢	233.00	¢
Third Quarter	292.50	¢	222.50	¢	251.50	¢
Fourth Quarter	260.00	¢	235.75	¢	235.75	¢
2003
First Quarter	245.25	¢	227.75	¢	236.50	¢
Second Quarter	255.75	¢	223.75	¢	223.75	¢
Third Quarter	247.00	¢	205.50	¢	220.25	¢
Fourth Quarter	253.50	¢	213.75	¢	246.00	¢
2004
First Quarter	320.00	¢	250.00	¢	320.00	¢
Second Quarter	330.50	¢	262.50	¢	262.50	¢
Third Quarter	263.00	¢	205.25	¢	205.50	¢
Fourth Quarter	209.00	¢	197.00	¢	204.75	¢
2005
First Quarter	228.50	¢	194.75	¢	213.00	¢
Second Quarter	235.50	¢	203.50	¢	222.25	¢
Third Quarter	260.00	¢	203.25	¢	205.50	¢
Fourth Quarter	216.25	¢	191.25	¢	215.75	¢
2006
First Quarter	239.50	¢	205.00	¢	236.00	¢
Second Quarter	263.00	¢	228.25	¢	246.00	¢
Third Quarter	268.25	¢	219.00	¢	262.50	¢
Fourth Quarter	390.50	¢	264.00	¢	390.25	¢
2007
First Quarter	438.50	¢	354.50	¢	374.50	¢
Second Quarter	419.00	¢	340.00	¢	340.00	¢
Third Quarter	386.75	¢	310.00	¢	373.00	¢
Fourth Quarter	455.50	¢	339.75	¢	455.50	¢
2008
First Quarter	572.50	¢	462.50	¢	567.25	¢
Second Quarter	768.25	¢	576.25	¢	737.75	¢
Third Quarter	761.00	¢	487.50	¢	487.50	¢
Fourth Quarter	484.00	¢	309.25	¢	407.00	¢
2009
First Quarter	427.50	¢	349.25	¢	404.75	¢
Second Quarter	449.50	¢	354.50	¢	354.50	¢
Third Quarter	358.00	¢	306.25	¢	344.00	¢
Fourth Quarter	417.50	¢	333.50	¢	414.50	¢
2010
First Quarter	423.00	¢	345.00	¢	345.00	¢
Second Quarter	378.25	¢	333.25	¢	362.75	¢
Third Quarter	521.75	¢	362.75	¢	495.75	¢
Fourth Quarter	629.00	¢	465.75	¢	629.00	¢
2011
First Quarter	736.75	¢	595.00	¢	693.25	¢
April 1, 2011 to April 28, 2011	776.00	¢	729.25	¢	729.25	¢

PRS-23

Enhanced Growth Securities Notes Linked to a Commodity Basket due August , 2012

Cotton

The settlement price of cotton on any day will be determined by reference to the official settlement price per pound of deliverable-grade cotton of the first nearby month futures contract (or in the case of any trading day after the date of the last trade of the options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), expressed in U.S. cents per pound traded on the ICE.

The ICE, a subsidiary of The Intercontinental Exchange, is a physical commodity futures exchange located in New York City. It originated in 1870 as the New York Cotton Exchange and was acquired by The Intercontinental Exchange in 2007. ICE products trade electronically on The Intercontinental Exchange platform alongside with its traditional open outcry market platform.

We obtained the settlement prices listed below from Bloomberg. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The following graph sets forth daily settlement prices of cotton for the period from January 1, 2001 to April 28, 2011. The settlement price on April 28, 2011 was 152.02¢.

PRS-24

Enhanced Growth Securities Notes Linked to a Commodity Basket due August , 2012

Cotton (Continued)

The following table sets forth the high and low settlement prices, as well as end-of-period settlement prices, of cotton for each quarter in the period from January 1, 2001 through March 31, 2011 and for the period from April 1, 2011 to April 28, 2011.

	High		Low		Last
2001
First Quarter	62.01	¢	45.09	¢	45.09	¢
Second Quarter	48.62	¢	39.38	¢	41.70	¢
Third Quarter	42.09	¢	34.88	¢	34.88	¢
Fourth Quarter	39.27	¢	28.52	¢	35.59	¢
2002
First Quarter	39.91	¢	35.01	¢	38.16	¢
Second Quarter	47.96	¢	33.11	¢	47.96	¢
Third Quarter	47.95	¢	41.27	¢	44.42	¢
Fourth Quarter	52.17	¢	42.44	¢	51.16	¢
2003
First Quarter	60.02	¢	49.51	¢	57.71	¢
Second Quarter	60.73	¢	48.63	¢	58.35	¢
Third Quarter	68.01	¢	54.52	¢	68.01	¢
Fourth Quarter	82.73	¢	67.09	¢	75.07	¢
2004
First Quarter	75.94	¢	62.10	¢	62.10	¢
Second Quarter	65.34	¢	51.20	¢	51.20	¢
Third Quarter	54.00	¢	43.02	¢	46.35	¢
Fourth Quarter	48.47	¢	42.05	¢	44.77	¢
2005
First Quarter	53.96	¢	42.70	¢	53.03	¢
Second Quarter	57.47	¢	46.29	¢	54.47	¢
Third Quarter	55.33	¢	46.15	¢	53.11	¢
Fourth Quarter	56.93	¢	50.20	¢	54.19	¢
2006
First Quarter	57.75	¢	52.22	¢	52.65	¢
Second Quarter	54.73	¢	49.17	¢	51.95	¢
Third Quarter	55.23	¢	50.00	¢	50.45	¢
Fourth Quarter	56.96	¢	48.33	¢	56.19	¢
2007
First Quarter	55.06	¢	51.75	¢	53.57	¢
Second Quarter	61.50	¢	46.92	¢	61.50	¢
Third Quarter	66.67	¢	55.15	¢	65.00	¢
Fourth Quarter	68.01	¢	62.43	¢	68.01	¢
2008
First Quarter	89.28	¢	66.83	¢	69.34	¢
Second Quarter	78.83	¢	64.21	¢	75.48	¢
Third Quarter	73.21	¢	57.25	¢	57.25	¢
Fourth Quarter	58.44	¢	39.91	¢	49.02	¢
2009
First Quarter	52.07	¢	41.18	¢	46.47	¢
Second Quarter	60.54	¢	46.15	¢	55.63	¢
Third Quarter	64.81	¢	55.37	¢	62.84	¢
Fourth Quarter	76.25	¢	60.66	¢	75.60	¢
2010
First Quarter	83.29	¢	66.62	¢	80.55	¢
Second Quarter	86.20	¢	77.06	¢	78.81	¢
Third Quarter	105.24	¢	77.12	¢	101.92	¢
Fourth Quarter	159.12	¢	97.83	¢	144.81	¢
2011
First Quarter	214.14	¢	140.60	¢	200.23	¢
April 1, 2011 to April 28, 2011	208.22	¢	152.02	¢	152.02	¢

PRS-25